AGREEMENT


         THIS AGREEMENT is entered into as of June 22, 1996, by and between MICHAEL OSTRACH (the "Employee") and NEUROBIOLOGICAL TECHNOLOGIES, INC., a Delaware corporation (the "Company").


         1.       Term of Agreement.

         This Agreement shall remain in effect from the date hereof until the date when the Company has met all of its obligations under this Agreement.

         2.       Entitlement to Severance Pay and Benefits.

         The Employee shall be entitled to receive the severance pay described in Section 4 (the "Severance Pay") from the Company if (a) his employment with the Company terminates for any reason and (b) he executes a waiver of claims and general release in favor of the Company; provided that Employee shall not be required to waive or release the Company from obligations, if any, which it may have to indemnify Employee. The Company shall execute a waiver of claims and general release in favor of the Employee. The Company shall not be required to give advance notice of termination if it elects to terminate the Employee's employment.

         3.       Definition of Continuation Period.

         For all purposes under this Agreement, "Continuation Period" shall mean the period commencing on the date when the termination of the Employee's employment is effective and ending on the earliest of:

                  (a) The date 12 months after the date when the employment termination was effective;

                  (b) The date when the Employee commences full-time employment with another employer; or

                  (c) The date of the Employee's death.

         4.       Amount of Severance Pay.

         During the Continuation Period, the Company shall pay the Employee Severance Pay at an annual rate equal to his base compensation at the annual rate in effect on the date when the termination of his employment with the Company is effective. Such amount shall be paid at periodic intervals in accordance with the Company's standard payroll procedures, except that the Severance Pay for the first three months of the Continuation

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Period shall be paid in a lump sum within five working days after the Employee's employment with the Company terminated. Such lump sum shall not be subject to repayment, even if the Employee commences full-time employment with another employer within three months after his employment with the Company terminates.

         5.       Stock Options and Group Insurance.

         (a) Stock Options. If the Employee's employment with the Company terminates for any reason, all of his options to purchase shares of the Company's stock shall immediately become exercisable in full. Such options shall remain exercisable for 12 months following the employment termination date, notwithstanding any contrary provisions in the applicable stock option agreements. The Employee represents that he has consulted or will consult a tax adviser regarding the impact of this Subsection (a) on the tax treatment of incentive stock options.

         (b) Group Insurance. During the Continuation Period, the Employee (and, where applicable, his dependents) shall be entitled to continue participation in the group insurance plans maintained by the Company, including life, disability and health insurance programs, as if he were still an employee of the Company. Where applicable, the Employee's salary for purposes of such plans shall be deemed to be equal to his base compensation at the rate in effect on the date when the termination of the Employee's employment with the Company is effective. To the extent that the Company finds it impossible to cover the Employee under its group insurance policies during the Continuation Period, the Company shall provide the Employee with individual policies which offer at least the same level of coverage and which impose not more than the same costs on him. Any group health continuation coverage that the Company is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 shall commence when coverage under this Subsection (b) terminates.

         6.       Consulting Services.

         During the Continuation Period, Employee agrees to provide consulting services to the Company, as requested by the Company, up to a maximum of one-half of one full work day per month.

         7.       Successors.

         (a) Company's Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this

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Agreement  in the same  manner and to the same  extent as the  Company  would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

         (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representa- tives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         8.       Miscellaneous Provisions.

         (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

         (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

         (d) No Setoff; Withholding Taxes. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

         (e) Choice of Law. The validity, interpretation, con- struction and performance of this Agreement shall be governed by the laws of the State of California.

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         (f) Severability.  The invalidity or  unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Francisco in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association shall be paid as determined by the arbitrator.

         (h) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (h) shall be void.


         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                            MICHAEL S. OSTRACH



                                            /s/ Michael S. Ostrach
                                            -----------------------------------

                                            NEUROBIOLOGICAL TECHNOLOGIES, INC.



                                            By: /s/ Jeffrey s. Price, Ph.D.
                                            -----------------------------------
                                            Title: President and Chief
                                                   Executive Officer



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